PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS FOURTH QUARTER 2019 RESULTS

DALLAS, TEXAS …February 26, 2020 … CompX International Inc. (NYSE American: CIX) announced today sales of $29.6 million for the fourth quarter of 2019 compared to $27.4 million in the same period of 2018.  Operating income was $3.5 million in the fourth quarter of 2019 compared to $2.9 million in the same period of 2018.  Net income was $3.2 million, or $0.26 per diluted share, for the fourth quarter of 2019 compared to $2.7 million, or $0.22 per diluted share, in the same period of 2018.

Net sales for the year ended December 31, 2019 were $124.2 million compared to $118.2 million in the previous year.  Operating income was $17.7 million for the year ended December 31, 2019 compared to $17.8 million for 2018.  Net income for the year ended December 31, 2019 was $16.0 million, or $1.29 per diluted share, compared to $15.3 million, or $1.23 per diluted share, for the year ended December 31, 2018.

Net sales increased in the fourth quarter of 2019 compared to the same period in 2018 primarily due to higher Security Products sales to the government security market and to a lesser extent higher Marine Components sales to the towboat market. Operating income increased for the fourth quarter of 2019 compared to the fourth quarter of 2018 primarily due to the benefit of higher sales and a favorable customer and product mix at Security Products. Net sales increased for the full year of 2019 compared to the respective period in 2018 primarily due to higher Marine Components sales to the towboat market. For the full year of 2019, operating income was comparable to 2018 as the benefit of higher Marine Component sales and favorable medical costs at Security Products were offset by increased labor rates and associated payroll costs at Security Products resulting from regional pressure on wages for certain skilled labor positions.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from three locations in the U.S. and employs approximately 550 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that harm the U.S. economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for our products (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as the coronavirus); and

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks).

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2019	2018	2019
	(Unaudited)

Net sales	$27.4	$29.6	$118.2	$124.2
Cost of sales	19.5	20.7	79.9	85.2
Gross margin	7.9	8.9	38.3	39.0
Selling, general and administrative expense	5.0	5.4	20.5	21.3
Operating income	2.9	3.5	17.8	17.7
Interest income	0.8	0.7	2.7	3.2
Income before taxes	3.7	4.2	20.5	20.9
Provision for income taxes	1.0	1.0	5.2	4.9
Net income	$2.7	$3.2	$15.3	$16.0

Basic and diluted net income
per common share	$0.22	$0.26	$1.23	$1.29

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4